Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MiNK Therapeutics, Inc.

We consent to the use of our report dated March 18, 2022, with respect to the consolidated financial statements of MiNK Therapeutics, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

November 3, 2022